As filed with the Securities and Exchange Commission on October 17, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIAT CHRYSLER AUTOMOBILES N.V.

(Name of the Issuer)

The Netherlands	Not applicable
(State or Other Jurisdiction of Incorporation or Organisation)	(I.R.S. Employer Idenitification No.)

Fiat House

240 Bath Road

Slough SL1 4DX

United Kingdom

Tel. No.: +44 (0) 1753 519581

(Address of Principal Executive Offices)

Fiat S.p.A. July 2004 Stock Options to CEO

Fiat S.p.A. November 2006 Stock Option Plan

Fiat S.p.A. 2012 Long-Term Incentive Plan

(Full Title of the Plan)

Scott Miller Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel.: 212-558-4000	Giorgio Fossati c/o Fiat Chrysler Automobiles N.V. 240 Bath Road Slough SL1 4DX United Kingdom Tel. No.: +44 (0) 1753 519581

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares, par value €0.01 per share	31,163,334(3)	Not applicable	$286,546,856.13(4)	$33,296.74

(1)	Fiat Chrysler Automobiles N.V. (“FCA”) is offering common shares pursuant to the Fiat S.p.A. July 2004 Stock Options to CEO (the “CEO Option”), the Fiat S.p.A. November 2006 Stock Option Plan (the “Fiat Stock Option”) and the Fiat S.p.A. 2012 Long-Term Incentive Plan (the “Fiat LTIP” and together with CEO Option and the Fiat Stock Option, the “Rollover Plans”) following the assumption by FCA of the obligations under the Rollover Plans in connection with the merger of Fiat S.p.A. (“Fiat”) with and into FCA, pursuant to the merger plan by and between FCA and Fiat, dated June 15, 2014.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional common shares which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding commons shares.
(3)	Represents the number of FCA common shares available for issuance in connection with obligations assumed by FCA under the Rollover Plans based on an exchange ratio of 1 FCA common share for each Fiat ordinary share.
(4)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices for the Registrant’s Common Shares on the New York Stock Exchange on October 13, 2014.

EXPLANATORY NOTE

In connection with the merger (the “Merger”) of Fiat S.p.A. (“Fiat”) with and into Fiat Chrysler Automobiles N.V. (“FCA”, the “Company” or the “Registrant”), pursuant to the terms of a merger plan entered into by and between FCA and Fiat, dated June 15, 2014 (the “Merger Plan”), FCA assumed the sponsorship of the Fiat November 2006 Stock Option Plan (the “Fiat Stock Option”) and the Fiat 2012 Long-Term Incentive Plan (the “Fiat LTIP” and together with Fiat Stock Option, the “Fiat Plans”), and the obligations of the Fiat Plans and the Fiat July 2004 Stock Options to CEO (the “CEO Option” and together with the Fiat Plans, the “Rollover Plans”), effective as of October 12, 2014 (the “Effective Date”).

On the Effective Date, in accordance with the terms of the Merger Plan, each right based on a financial instrument (the “Fiat Equity Rights”) held under the Rollover Plans has been converted into an equity right (the “FCA Equity Rights”) with respect to FCA.

This Registration Statement on Form S-8 registers the aggregate number of Common Shares that may be issued with respect to the FCA Equity Rights. The number of Common Shares to be registered is equal to all of the obligations FCA assumed from Fiat under the Rollover Plans, including the outstanding FCA Equity Rights granted thereunder.

The assumed FCA Equity Rights shall be subject to the same terms and conditions (including expiration date and exercise provisions) as were applicable to such Fiat Equity Rights prior to the Effective Date.

As of the Effective Date, (i) the Rollover Plans have been amended such that all references to Fiat shall be deemed to refer to the Company; (ii) the Rollover Plans have been amended such that all references to Fiat Ordinary Shares shall be deemed to refer to Company Common Shares; and (iii) the Fiat Plans have been amended such that all references to the Compensation Committee shall be deemed to refer to the Compensation Committee of the Board of the Company.

PART I

INFORMATION REQUIRED IN THE SECTION

10(A) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

FCA will provide participants of the Rollover Plans, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to Fiat House, 240 Bath Road, Slough SL1 4DX, United Kingdom, Attention: Corporate Secretary, telephone number +44 (0) 1753 519581.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates herein by reference the following documents filed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) by the Registrant with the SEC:

(a)	The prospectus dated July 8, 2014, which forms part of the Company’s Registration Statement on Form F-4 (No. 333-197229);

(b)	The description of the Common Shares included or incorporated by reference under Item 1 of the Company’s Registration Statement on Form 8-A, as filed by the Company with the SEC on October 1, 2014 (No. 001-36675).

(c)	The Company’s Report of Foreign Private Issuer on Form 6-K, filed with the SEC on October 14, 2014.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article 17 of the Articles of Association of the Registrant provides that:

Pursuant to Dutch law, FCA’s directors and officers may be liable to FCA for improper or negligent performance of their duties. They may also be liable to third parties for damages in the event of bankruptcy, default on tax or social security payments, improper performance of duties, or tort. In certain circumstances, directors or officers may also incur criminal liability.

Article 18 of the FCA Articles of Association provides that:

“The company shall indemnify any and all of its directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, who were or are made a party or are threatened to be made a party to or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (each a Proceeding), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, against any and all liabilities, damages, reasonable and documented expenses (including reasonably incurred and substantiated attorneys’ fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.”

The provisions of Dutch law governing the liability of directors and officers are mandatory in nature. Although Dutch law does not provide for any provisions with respect to the indemnification of directors and officers, the concept of indemnification of directors and officers of a company for liabilities arising from actions undertaken because of their position in the company is, in principle, accepted in the Netherlands.

The Group has purchased and will maintain insurance for the benefit of its directors and officers which, subject to policy terms and limitations, includes coverage to reimburse directors and officers of FCA and its subsidiaries for all costs that are incurred in the defense of any action, suit or proceeding to which such directors or officers are made party in their capacity as such or as director or officer of a company in which FCA owns shares.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See Exhibit Index

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-closing effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 17th day of October, 2014.

FIAT CHRYSLER AUTOMOBILES N.V.

By:	/s/ Richard K. Palmer
Name:	Richard K. Palmer
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below severally constitutes and appoints each of Richard K. Palmer and Giorgio Fossati (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933 (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of the Securities and any Blue Sky laws or other securities laws of any of the states of the United States of America in order to effect the registration or qualification (or exemption therefrom) of the said securities for issue, offer, sale or trade under the Blue Sky laws or other securities laws of any of such states and in connection therewith to execute, acknowledge, verify, deliver, file and cause to be published applications, reports, consents to service of process, appointments of attorneys to receive service of process and other papers and instruments which may be required under such laws, including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name in his or her capacity as an attorney-in-fact or in any other capacity with respect to this Registration Statement and any registration statement in respect of the Securities that is to be effective upon filing pursuant to Rule 462(b) (collectively, the “Registration Statement”) and/or such other form or forms as may be appropriate to be filed with the Commission or under or in connection with any Blue Sky laws or other securities laws of any state of the United States of America or with such other regulatory bodies and agencies as any of them may deem appropriate in respect of the Securities, and with respect to any and all amendments, including post-effective amendments, to this Registration Statement and to any and all instruments and documents filed as part of or in connection with this Registration Statement.

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Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 17, 2014: :

Signature	Title

/s/ Sergio Marchionne	Chief Executive Officer and Director
Sergio Marchionne

/s/ Richard K. Palmer	Chief Financial Officer
Richard K. Palmer

/s/ Alessandro Gili	Chief Accounting Officer
Alessandro Gili

/s/ John Elkann	Director
John Elkann

/s/ Andrea Agnelli	Director
Andrea Agnelli

/s/ Tiberto Brandolini d’Adda	Director
Tiberto Brandolini d’Adda

Director
Glenn Earle

/s/ Valerie A. Mars	Director
Valerie A. Mars

/s/ Ruth J. Simmons	Director
Ruth J. Simmons

/s/ Ronald L. Thompson	Director
Ronald L. Thompson

Director
Patience Wheatcroft

Director
Stephen M. Wolf

Director
Ermenegildo Zegna

/s/ Richard K. Palmer	Authorized Representative in the United States
Richard K. Palmer

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INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Articles of Association (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form F-4 Filed by Fiat Investments N.V. on July 3, 2014 File No. 333-197229)

4.2	Description of the Fiat S.p.A. July 2004 Stock Options to CEO and November 2006 Stock Option Plan

4.3	Description of amendments to Fiat S.p.A. July 2004 Stock Options to CEO

4.4	Description of the Fiat S.p.A. 2012 Long-Term Incentive Plan

5.1	Opinion of Loyens & Loeff N.V. as to the legality of the securities being registered

23.1	Consent of Reconta Ernst & Young S.p.A.

23.2	Consent of Deloitte & Touche S.p.A.

23.3	Consent of Loyens & Loeff N.V. (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-2 to this registration statement)

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